Exhibit 99.1

Press Release February 26, 2020

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces First Quarter 2020 Cash Dividend Increase and
Additional Share Repurchase Authorization

FORT WAYNE, INDIANA, February 26, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors declared a first quarter cash dividend of $0.25 per common share, a four percent increase over the company's 2019 quarterly rate. The dividend is payable to shareholders of record at the close of business on March 31, 2020 and is payable on or about April 10, 2020.

The board of directors also authorized an additional share repurchase program of up to $500 million of the company’s common stock. The authorization is effective immediately and is additive to the previous $750 million program, which had $51 million remaining authorized and available for repurchase at December 31, 2019.

“These actions reflect the Board’s and management’s continued confidence in our ability to consistently generate industry-leading strong free cash flow throughout weak and strong market environments,” stated Mark D. Millett, President and Chief Executive Officer. “We are committed to delivering shareholder value creation through profitable growth, while also utilizing other available tools. We believe the strength of our operating model, foundational capital structure, and liquidity profile provide us the unique ability to strategically grow, while also returning value to our shareholders, and remaining committed to maintaining our investment grade credit ratings.”

Under the company’s share repurchase program, purchases take place as and when determined by the company in open market or private transactions, including transactions that may be effected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to this program, purchases of shares of the company’s common stock, are made based upon the market price of the company’s common stock, the nature of other investment and growth opportunities, expected free cash flow, and general economic conditions. The share repurchase program does not require the company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the company at any time without prior notice.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (6) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact: Tricia Meyers, Investor Relations Manager— +1.260.969.3500